UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2019

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $.01 par value Preferred Share Purchase Rights	MINI	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-d2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4e(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, Mobile Mini, Inc. (the “Company”) announced a leadership succession plan and the following appointments to be effective as of October 1, 2019: (i) current Chief Executive Officer Erik Olsson will retire from the Company and become the Company’s Chairman of the Board; (ii) current President and Chief Operating Officer Kelly Williams will become the Company’s President and Chief Executive Officer; and (iii) current Chairman of the Board, Mike Watts, will become the Board’s Lead Independent Director.

As part of the leadership succession plan, the Company entered into a Retirement Transition Agreement and Mutual Release Agreement (the “Transition Agreement”) with Mr. Olsson, as well as a related letter agreement relating to the treatment of certain outstanding stock options and unvested restricted stock (the “Stock Letter Agreement”). A copy of the Transition Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Stock Letter Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Transition Agreements with Mr. Olsson

Pursuant to the Transition Agreement, Mr. Olsson agreed to facilitate an orderly transition of his Chief Executive Officer duties until his retirement on October 1, 2019, and agreed to be available post-employment to assist the Company with transition issues. Upon retirement, he will assume the Board position of Chairman.

Under the terms of previously issued stock option grant and restricted stock agreements, Mr. Olsson’s unvested stock options and restricted stock would forfeit upon Mr. Olsson’s retirement. Furthermore, Mr. Olsson would have 90 days from separation as an employee on October 1, 2019, to exercise any of his vested and outstanding stock options. As part of the Transition Agreement, the Company has agreed to amend (pursuant to the Stock Letter Agreement) the terms of his stock option grant agreements and restricted stock agreements to provide that his service period under such agreements will extend to include his status as a Director. This is intended to delay the 90 day exercise period for stock options as well as allow the continued vesting (subject to the time and performance requirements contained in the restricted stock grants) of any unvested stock options and restricted stock. There are no other severance payments or grants being made to Mr. Olsson in connection with his retirement.

In connection with these amendments, it is expected that the Company will take a one-time non-cash charge of approximately $3.6 million.

Employment Agreement with Mr. Williams

In connection with this transition, on May 8, 2019, the Company entered into an amended and restated employment agreement with Mr. Williams to document this appointment to be effective as of October 1, 2019. A copy of the employment agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Below is an overview of the material changes from his prior employment agreement:

●	Mr. Williams’ title will change from President and Chief Operating Officer to Chief Executive Officer;

●	Mr. Williams’ Base salary will increase to $700,000

●	Mr. Williams’ annual target bonus percentage will change to 100% of his base salary; and

●	Mr. Williams’ annual equity grant will change to 250% of his base salary.

The Company expects that the above changes will be pro-rated for the period in service for 2019. Below is a more detailed description of Mr. Williams’ amended and restated employment agreement.

This employment agreement provides for Mr. Williams’ continued employment and appointment as Chief Executive Officer for a term commencing on October 1, 2019 and expiring on December 31, 2020. Notwithstanding its fixed term, the employment agreement will automatically renew for successive one-year periods beginning on December 31, 2020 and on each December 31st thereafter, unless the Company or Mr. Williams gives 90-day prior written notice of an intention to terminate employment on the last day of the then-current employment period.

Under the employment agreement, Mr. Williams will be paid a base annual salary of $700,000. The base salary will be reviewed annually. Mr. Williams is eligible for an incentive bonus equal to 100% of his base salary, subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee of the Board of Directors may determine. Mr. Williams is eligible for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s 2006 Equity Incentive Plan, as amended. Subject to the discretion of the Compensation Committee and the Company’s and Mr. Williams’ performance during relevant periods, it is anticipated that his annual level of participation in the Company’s 2006 Equity Incentive Plan, as amended, will be 250% of his base salary. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave. He will receive an annual car allowance of $7,200.

The Company may terminate the employment agreement for Cause (as defined in the employment agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) material dishonesty or willful misconduct in the performance of duties, (iii) willful violation of any law, rule or regulation in connection with the performance of duties, or (iv) material breach of the employment agreement by Mr. Williams. The Company may also terminate the employment agreement upon Mr. Williams’ disability or by written notice.

Mr. Williams may terminate the employment agreement for Good Reason (as defined in the employment agreement), including upon (i) assignment to Mr. Williams of material duties that are materially inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) any material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, or (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement. Either party may terminate the employment agreement by giving prior verbal or written notice to the other.

The employment agreement may terminate upon a Change in Control (as defined in the employment agreement) of the Company, including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board of Directors of the Company, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or if the Company fails to renew his employment term, or upon voluntary termination by Mr. Williams other than for Good Reason, Mr. Williams or his estate is entitled to any Accrued Compensation (as defined in the employment agreement) and, in the case of death or disability, a pro-rated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Williams for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change in Control of the Company, Mr. Williams is entitled to any Accrued Compensation (as defined in the employment agreement) plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, two times the sum of his then-current annual base salary and the Payment Amount (defined in the employment agreement as 100% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter by the Company other than for Cause, death or disability or by Mr. Williams for Good Reason, the sum of two times his then-current annual base salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Williams and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Williams for other than Good Reason), his equity-based compensation awards shall accelerate and vest (other than performance-based equity which would remain subject to the Company achieving the applicable performance metrics).

The employment agreement also provides that Mr. Williams will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Information with respect to Mr. Williams required by Items 401(b) and 401(e) of Regulation S-K is contained in the Company’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, filed on March 12, 2019, and is incorporated by reference into this Current Report on Form 8-K. There are no other arrangements or understandings pursuant to which Mr. Williams was selected for his position. There are no family relationships among any of our directors, executive officers, and Mr. Williams. There are no related party transactions between us and Mr. Williams reportable under Item 404(a) of Regulation S-K.

A copy of the Company’s related press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are furnished herewith:

Exhibit No.	Description
10.1	Retirement Transition Agreement and Mutual Release Agreement between Mobile Mini, Inc. and Erik Olsson, dated May 6, 2019.
10.2	Letter agreement between Mobile Mini, Inc. and Erik Olsson, dated May 6, 2019.
10.3	Fourth Amended and Restated Employment Agreement between Mobile Mini, Inc. and Kelly Williams, dated May 8, 2019.
99.1	Press release announcing a leadership succession plan of Mobile Mini, Inc. dated May 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2019	MOBILE MINI, INC.

/s/ Christopher J. Miner
Name: Christopher J. Miner
Title: Senior Vice President and General Counsel